Exhibit 99.1

Contact:

Tracey Schroeder

Chief Marketing Officer

tracey.schroeder@trubridge.com

(251) 639-8100

TRUBRIDGE ANNOUNCES ADOPTION OF LIMITED DURATION STOCKHOLDER RIGHTS PLAN

MOBILE, ALA. (March 26, 2024) – TruBridge, Inc. (NASDAQ: TBRG) (the “Company”), a healthcare solutions company, announced today that its Board of Directors (the “Board”) voted unanimously to adopt a limited duration stockholder rights plan (the “Rights Plan”) to protect stockholders’ interests and maximize value for all stockholders.

The Rights Plan is similar to plans adopted by other public companies and is designed to ensure that all of the Company’s stockholders have the opportunity to realize the long-term value of their investment in the Company and to guard against abusive tactics so that no person, entity or group can gain a control or control-like position in the Company through open market accumulations of the Company’s common stock or other tactics potentially disadvantaging the interests of the Company’s stockholders without negotiating with the Board and without paying an appropriate control premium to all stockholders.

The Rights Plan is intended to position the Board to fulfill its duties by ensuring that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its stockholders.

The Rights Plan provides for the issuance of one right for each outstanding share of the Company’s common stock. Under the Rights Plan, rights will become exercisable if a person, entity or group acquires beneficial ownership of 10% or more of the outstanding common stock in a transaction not approved by the Board or if an existing stockholder that already beneficially owns 10% or more of the outstanding common stock subsequently increases its ownership by one or more shares. In the event that the rights become exercisable, each right would entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights would become void and would not be exercisable) to buy at the exercise price additional shares of common stock having a market value equal to twice the exercise price. The Board may, at its option, redeem all rights for $0.001 per right at any time prior to a person, entity or group acquiring beneficial ownership of 10% or more of the common stock and/or an existing stockholder that already beneficially owns 10% or more of the common stock increasing its ownership by one or more shares.

Although any stockholder beneficially owning 10% or more of the common stock at the time of the adoption of the Rights Plan is grandfathered, the rights will become exercisable if that stockholder subsequently increases its ownership by one or more shares.

The Rights Plan also includes a qualifying offer provision, which allows stockholders, under certain circumstances, to demand that the Board call a special meeting to vote on exempting a pending offer from the provisions of the Rights Plan, provided such pending offer meets certain qualifying criteria.

The Rights Plan is effective immediately and will expire on March 25, 2025.

Additional details regarding the Rights Plan will be included in a Current Report on Form 8-K being filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

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TruBridge Announces Adoption of Limited Duration Stockholder Rights Plan

March 26, 2024

About TruBridge

We are a trusted partner to more than 1,500 healthcare organizations with a broad range of technology-first solutions that address the unique needs and challenges of diverse communities, promoting equitable access to quality care and fostering positive outcomes. Our industry leading HFMA Peer Reviewed® suite of revenue cycle management (RCM) offerings combine unparalleled visibility and transparency to enhance productivity and support the financial health of healthcare organizations across all care settings. TruBridge has over four decades of experience in connecting providers, patients and communities with innovative solutions that create real value by supporting both the financial and clinical side of healthcare delivery. Our solutions champion end-to-end, data-driven patient journeys that support value-based care, improve outcomes, and increase patient satisfaction. We support efficient patient care with electronic health record (EHR) product offerings that successfully integrate data between care settings. Above all, we believe in the power of community and encourage collaboration, connection, and empowerment with our customers. We clear the way for care. For more information, please visit www.trubridge.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release that are not historical facts are forward-looking statements, including statements related to the anticipated benefits and expected timing and consequences of the Rights Plan. We caution investors that any such forward-looking statements are only predictions reflecting the best judgment of the Company based upon currently available information and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause the Company’s actual results, performance or plans to differ materially from those projected in the forward-looking statements. Such factors may include risks related to the ability of the Rights Plan to protect stockholders’ interests and maximize value for all stockholders, including that the Rights Plan may not effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its stockholders, and other risk factors described from time to time in our public releases and reports filed with the SEC, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release except as otherwise required by applicable law.

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